As filed with the Securities and Exchange Commission on November 14, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

OYO Geospace Corporation

(Exact name of Registrant as specified in its charter)

Delaware	76-0447780
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7007 Pinemont Drive

Houston, Texas 77040-6601

(713) 986-4444

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Gary D. Owens

Chairman of the Board, President and Chief Executive Officer

7007 Pinemont Drive

Houston, Texas 77040-6601

(713) 986-4444

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

(713) 651-5151

Attention: David S. Peterman

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.01 per share	1,290,950 shares	$79.93	$103,185,634	$11,826

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), includes an undetermined number of additional shares of common stock as may from time to time be issued by reason of stock splits, stock dividends and other similar transactions.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s common stock on November 8, 2011, as reported by The NASDAQ Stock Market, Inc. The proposed maximum offering price per share of common stock will be determined from time to time by the selling stockholder in connection with, and at the time of, the sale by the selling stockholder of the securities registered hereunder.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 14, 2011

PROSPECTUS

OYO Geospace Corporation

1,290,950 Shares of Common Stock

This prospectus relates to the offer and sale of 1,290,950 shares of common stock, $.01 par value, of OYO Geospace Corporation by the selling stockholder named in the “Selling Stockholder” section of this prospectus. The selling stockholder may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholder, you should refer to the section of this prospectus entitled “Plan of Distribution.” We do not know which method, in what amount, or at what time or times the selling stockholder may sell the shares covered by this prospectus. We will not receive any proceeds from the sale of any shares covered by this prospectus. All expenses incurred with the registration of the shares of common stock owned by the selling stockholder will be borne by the selling stockholder.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that information contained in this prospectus is accurate as of any other date.

Our common stock is traded on the NASDAQ Global Market (NASDAQ) under the symbol “OYOG”. On November 8, 2011, the last reported sale price of our common stock on NASDAQ was $82.10.

Before investing in our common stock, you should carefully review and consider the information under the heading “Risk Factors” beginning on page 3 of this prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     ,     .

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement and any written communication from us or any underwriter specifying the final terms of a particular offering. We and the selling stockholder have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholder are making an offer of these securities in any state where the offer is not permitted.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference or any written communication from us or any underwriter specifying the final terms of a particular offering is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, utilizing a “shelf” registration process. The selling stockholder named in this prospectus may sell from time to time a total of up to 1,290,950 shares of our common stock under this shelf registration statement.

As used in this prospectus, the terms “OYO Geospace,” “the company,” “we,” “our,” “ours” and “us” refer to OYO Geospace Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

PROSPECTUS SUMMARY

This summary highlights selected information about us and this offering by the selling stockholder contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus, including the information under the caption “Risk Factors,” the information we incorporate by reference and the documents to which we refer you in their entirety.

Our Company

We design and manufacture instruments and equipment used in the acquisition and processing of seismic data as well as in the characterization and monitoring of producing oil and gas reservoirs. We also design, manufacture and distribute thermal imaging equipment and thermal media products targeted at the screen print, point of sale, signage and textile market sectors.

Geoscientists use seismic data to map potential or existing oil and gas bearing formations and the geologic structures that surround them. Seismic data is used primarily in connection with the exploration, development and production of oil and gas reserves.

Seismic data acquisition is generally conducted by combining a seismic energy source and a data recording system. On land, our customers use our data acquisition systems, geophones, leader wire, cables and connectors to receive and measure seismic reflections resulting from an energy source to data recording units, which store information for processing and analysis. In the marine environment, large ocean-going vessels tow long seismic cables known as “streamers” containing hydrophones which are used to detect pressure changes. Hydrophones transmit electrical impulses back to the vessel’s data recording unit where the seismic data is stored for subsequent processing and analysis. Our marine seismic products help steer streamers while they are towed and help recover streamers if they become disconnected from the vessel.

During fiscal year 2008, we announced the development of a land-based wireless (or nodal) data acquisition system. Each nodal station operates independently and therefore can be deployed in virtually unlimited channel configurations. Rather than utilizing interconnecting cables as required by most traditional land data acquisition systems, each nodal station operates as an independent data collection system. As a result, our nodal system requires less maintenance, which we believe allows our customers to operate more effectively and efficiently because of its reduced environmental impact, lower weight and ease of operation. Our nodal system is designed into configurations ranging from one to four channels per station. Since its introduction, we have sold approximately 88,000 channels of our land-based nodal acquisition system. We also have approximately 32,000 additional channels available for rent by our customers.

In October 2009, we introduced a marine-based nodal data acquisition system. Similar to our land nodal system, the marine nodal system can be deployed in virtually unlimited channel configurations and does not require interconnecting cables between each station. Our deepwater versions of this nodal system can be deployed in depths of up to 3,000 meters.

We have developed permanently installed high-definition reservoir characterization products for ocean-bottom applications in producing oil and gas fields. We also produce a retrievable version of this ocean-bottom system for use on fields where permanently installed systems are not appropriate or economical. Seismic surveys repeated over selected time intervals show dynamic changes within the reservoir and can be used to monitor the effects of production. Utilizing these tools, producers can enhance the recovery of oil and gas deposits over the life of a reservoir.

We manufacture and market our thermal imaging products, which include thermal imaging equipment, direct-to-screen systems, thermal printheads, dry thermal film, thermal transfer ribbons and other thermal media, to the screen print, point of sale, signage and textile market sectors, along with some sales to seismic customers. Our thermal imaging solutions produce images ranging in size from 12 to 54 inches wide, with resolutions from 400 to 1,200 dots per inch.

Our products continue to develop and expand beyond seismic applications through the utilization of our existing engineering experience and manufacturing capabilities. We design and manufacture power and communication transmission cable products for offshore applications and market these products to the offshore oil and gas and offshore construction industries. These products include a variety of specialized cables primarily used in deepwater applications, such as remotely operated vehicle (“ROV”) tethers, umbilicals and electrical control cables. These products also include specially designed and manufactured cables, including armored cables engineered to withstand harsh offshore operating environments.

In addition, we design and manufacture industrial sensors for the vibration monitoring and earthquake detection markets. We also design and manufacture other specialty cable and connector products, such as those used in connection with global positioning products and water meter applications.

Our principal executive offices are located at 7007 Pinemont Drive, Houston, Texas 77040-6601. Our telephone number at that location is (713) 986-4444. Our website is http://www.oyogeospace.com. Information contained in our website is not incorporated by reference in this prospectus and you should not consider information contained in our website as part of this prospectus.

The Offering

Common stock to be offered from time to time by the selling stockholder	1,290,950 shares

Use of proceeds	All of the proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholder. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

NASDAQ symbol	OYOG

Pricing	To be determined from time to time by the selling stockholder; see “Plan of Distribution” on page 9.

Risk Factors	An investment in our common stock involves a high degree of risk. For a discussion of certain matters that should be considered by prospective purchasers of our common stock offered hereby, see “Risk Factors” beginning on page 3 of this prospectus.

RISK FACTORS

An investment in our common stock involves risks. The risks described below are not the only ones facing the company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus, including the documents it incorporates by reference, also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus or in the documents it incorporates by reference. While we cannot identify all of the risk factors that may cause actual results to vary from our expectations, we believe the following risk factors that relate to our current and anticipated business should be considered carefully. Many of these factors are beyond our control, and could cause the market price of our common stock to fluctuate significantly. These broad market fluctuations could result in extreme fluctuations in the price of our common stock, which could cause a decline in the value of our investors’ stock.

Commodity price levels may affect demand for our products.

Demand for many of our products and the profitability of our operations depend primarily on the level of worldwide oil and gas exploration activity. Prevailing oil and gas prices and market expectations regarding potential changes in such prices significantly affect the level of worldwide oil and gas exploration activity. During periods of improved energy commodity prices, the capital spending budgets of oil and natural gas operators tend to expand, which results in increased demand for our products. Conversely, in periods when these energy commodity prices deteriorate, capital spending budgets of oil and natural gas operators tend to contract and the demand for our products generally weakens. Historically, the markets for oil and gas have been volatile and are subject to wide fluctuation in response to changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond our control. These factors include the level of consumer demand, regional and international economic conditions, weather conditions, domestic and foreign governmental regulations, price and availability of alternative fuels, political conditions and hostilities in the Middle East and other significant oil-producing regions, increases and decreases in foreign supply of oil and gas, and the ability of OPEC to set and maintain production levels and prices of foreign imports and overall economic conditions.

Continued effects of the economic recession could lead to a decline in demand for crude oil and natural gas. Further slowdowns in economic activity would likely reduce worldwide demand for energy and result in an extended period of lower crude oil and natural gas prices. Any unexpected material changes in oil and gas prices or other market trends that adversely impact seismic exploration activity would likely affect the demand for our products and could materially and adversely affect our results of operations and liquidity.

Our new products may not achieve market acceptance.

Our outlook and assumptions are based on various macro-economic factors and internal assessments, and actual market conditions could vary materially from those assumed. In recent years, we have incurred significant expenditures to fund our research and development efforts, and we intend to continue those expenditures in the future. However, research and development is by its nature speculative, and we cannot assure you that these expenditures will result in the development of new products or services or that any new products and services we have developed recently or may develop in the future will be commercially marketable or profitable to us. In particular, we have incurred substantial expenditures to develop our wireless nodal seismic data acquisition systems, as well as other seismic products for reservoir characterization applications. In addition, we try to use some of our capabilities, particularly our cable manufacturing capabilities, to supply products to new markets. Further, we have incurred substantial expense and expended significant effort to develop our thermal solutions products. We cannot assure you that we will realize our expectations regarding acceptance of and revenues generated by our new products and services in existing or new markets.

We may experience fluctuations in quarterly results of operations.

Historically, the rate of new orders for our products has varied substantially from quarter to quarter. Moreover, we typically operate, and expect to continue to operate, on the basis of orders in-hand for our products before we commence substantial manufacturing “runs.” The short-term nature of our order backlog generally does not allow us to predict with any accuracy demand for our products more than approximately three months in advance. Thus, our ability to replenish orders and the completion of orders, particularly large orders for deepwater reservoir characterization projects, can significantly impact our operating results and cash flow for any quarter, and results of operations for any one quarter may not be indicative of results of operations for future quarters. These periodic fluctuations in our operating results could adversely affect our stock price.

Our credit risks could increase as our customers continue to face difficult economic circumstances.

We believe that our allowances for bad debts are adequate in light of known circumstances. However, we cannot assure you that additional amounts attributable to uncollectible receivables and bad debt write-offs will not have a material adverse effect on our future results of operations. Many of our seismic customers are not well capitalized and as a result cannot always pay our invoices when due. We have in the past incurred write-offs in our accounts receivable due to customer credit problems. We have found it necessary from time to time to extend trade credit, including on promissory notes, to long-term customers and others where some risks of non-payment exist. With the recent global financial crisis and tight commercial credit availability, some of our customers relying on credit markets as the source of funds for their capital spending may experience significant liquidity difficulties, which increase those credit risks. An increase in the level of bad debts and any deterioration in our credit risk could adversely affect the price of our stock.

Our industry is characterized by rapid technological development and product obsolescence.

Our instruments and equipment in both of our business segments are constantly undergoing rapid technological improvement. Our future success depends on our ability to continue to:

•	improve our existing product lines,

•	address the increasingly sophisticated needs of our customers,

•	maintain a reputation for technological leadership,

•	maintain market acceptance of our products,

•	anticipate changes in technology and industry standards,

•	respond to technological developments on a timely basis, and

•	develop new markets for our products and capabilities.

Current competitors or new market entrants may develop new technologies, products or standards that could render our products obsolete. We cannot assure you that we will be successful in developing and marketing, on a timely and cost effective basis, product enhancements or new products that respond to technological developments, that are accepted in the marketplace or that comply with new industry standards. Additionally, in anticipation of customer product orders, from time to time we acquire substantial quantities of inventories, which if not sold or integrated into products within a reasonable period of time, could become obsolete. We would be required to impair the value of such inventories on our balance sheet.

We operate in highly competitive markets.

The markets for most of our products are highly competitive. Many of our existing and potential competitors have substantially greater marketing, financial and technical resources than we do. Some competitors currently offer a broader range of instruments and equipment for sale than we do and may offer financing arrangements to customers on terms that we may not be able to match. In addition, new competitors may enter the market and competition could intensify. As to our thermal solutions products, we compete with other printing solutions, including inkjet and laser printing technologies, many of which are provided by large companies with significant resources.

We cannot assure you that sales of our products will continue at current volumes or prices if current competitors or new market entrants introduce new products with better features, performance, price or other characteristics than our products. Competitive pressures or other factors may also result in significant price competition that could have a material adverse effect on our results of operations.

We have a limited market for our seismic products.

In our seismic business segment, we market our traditional products to seismic service contractors and to large, independent and government-owned oil and gas companies. We estimate that, based on published industry sources, fewer than 50 seismic contracting companies are currently operating worldwide (excluding those operating in the Russian Federation and the former Soviet Union, India, the People’s Republic of China and certain Eastern European countries, where seismic data acquisition activity is difficult to verify). We estimate that fewer than 20 seismic contractors are engaged in marine seismic exploration. Due to these market factors, a relatively small number of customers, some of whom are experiencing financial difficulties, have accounted for most of our sales. From time to time these seismic contractors have sought to vertically integrate and acquire our competitors, which has influenced their supplier decisions before and after such transactions. The loss of a small number of these customers could materially and adversely impact sales of our seismic products.

We cannot be certain of the effectiveness of patent protection.

We hold and from time to time apply for certain patents relating to some of our seismic data acquisition and other products. We also own several patents which relate to the development of dry thermal film. We cannot assure you that our patents will prove enforceable or free of challenge, that any patents will be issued for which we have applied or that competitors will not develop functionally similar technology outside the protection of any patents we have or may obtain.

Our foreign subsidiaries and foreign marketing efforts face additional risks and difficulties.

Based on customer billing data, net sales outside the United States accounted for approximately 33.5% of our net sales during fiscal year 2010; however, we believe the percentage of sales outside the United States is much higher as many of our products are first delivered to a domestic location and ultimately shipped to a foreign location. We again expect net sales outside of the United States to represent a substantial portion of our net sales for fiscal year 2011 and subsequent years.

Foreign sales are subject to special risks inherent in doing business outside of the United States, including the risk of war, terrorist activities, civil disturbances, embargo and government activities and foreign attitudes about conducting business activities with the United States, restrictions of the movement and exchange of funds, inhibitions of our ability to collect accounts receivable, international sanctions, expropriation and nationalization of our assets or those of our customers, currency fluctuations, devaluations and conversion restrictions, confiscatory taxation or other adverse tax policies and governmental actions that may result in the deprivation of our contractual rights, all of which may disrupt markets or our operations.

A portion of our manufacturing is conducted through our subsidiary OYO-GEO Impulse, which is based in the Russian Federation. Our business could be directly affected by political and economic conditions in the Russian Federation. Boycotts, protests, governmental sanctions and other actions in the region could adversely affect our ability to operate profitably. The risk of doing business in the Russian Federation and other economically or politically volatile areas could adversely affect our operations and earnings. Foreign sales are also generally subject to the risk of compliance with additional laws, including tariff regulations and import and export restrictions. Sales in certain foreign countries require prior U.S. government approval in the form of an export license. We cannot assure you that we will not experience difficulties in connection with future foreign sales. Also due to foreign laws and restrictions, should we experience substantial growth in certain foreign markets, for example in the Russian Federation, we may not be able to transfer cash balances to the United States to assist with debt servicing or other obligations.

Our subsidiaries in the Russian Federation and in Canada together reported operating losses of $1.3 million and $3.3 million, respectively, for fiscal years 2010 and 2009 primarily due to difficult seismic market conditions. These market conditions are influenced by macro-economic conditions such as the world-wide economic crisis, credit availability, crude oil and natural gas commodity price volatility and other factors impacting world-wide energy exploration activities. In addition, other factors contributed to these difficult conditions such as high tax regimes, the over-supply of natural gas as recently seen in North America, intense competitive pricing pressures, and reduced demand by our Houston-based operations for products manufactured by our Russian subsidiary. We cannot assure you that these conditions will improve in the near term or that these subsidiaries will not experience these difficult market conditions again in the future, and these subsidiaries may generate future operating losses, asset impairments charges, or closure if we are unable to stabilize their operations.

Unfavorable currency exchange rate fluctuations could adversely affect our results of operations.

Substantially all of our sales from the United States are made in U.S. dollars, though from time to time we may make sales in foreign currencies. As a result, we may be subject to foreign currency fluctuations on our sales. The reporting currency for our financial statements is the U.S. dollar. However, the assets, liabilities, revenues and costs of our Russian, Canadian and United Kingdom subsidiaries are denominated in currencies other than U.S. dollars. To prepare our consolidated financial statements, we must translate those assets, liabilities, revenues and expenses into U.S. dollars at then-applicable exchange rates. Consequently, increases and decreases in the value of the U.S. dollar versus these other currencies will affect the amount of these items in our consolidated financial statements, even if their value has not changed in their original currency. These translations could result in significant changes to our results of operations from period to period. For the fiscal year ended September 30, 2010, approximately 8.5% of our consolidated revenues related to the operations of our foreign subsidiaries.

We rely on a key supplier for a significant portion of our dry thermal film.

While we currently manufacture dry thermal film, we also purchase a large quantity of dry thermal film from a European manufacturer through its distributor in the United Kingdom. Except for the film produced by us and sold to us by this manufacturer/distributor, we know of no other source for dry thermal film that performs well in our thermal imaging equipment. If we are unable to economically manufacture dry thermal film internally or the European manufacturer/distributor we rely on were to discontinue producing dry thermal film, were to become unwilling to contract with us on competitive terms or were unable to supply dry thermal film in sufficient quantities to meet our requirements, our ability to compete in the thermal imaging marketplace could be impaired, which could adversely affect our financial performance.

Our success depends upon a limited number of key personnel.

Our success depends on attracting and retaining highly skilled professionals. A number of our employees are highly skilled engineers and other professionals. In addition, our success depends to a significant extent upon the abilities and efforts of the members of our senior management. If we fail to continue to attract and retain such professionals, our ability to compete in the industry could be adversely affected.

A general downturn in the U.S. economy in future periods may adversely affect our business.

The recent downturn in the economy, and any economic slowdown in future periods, could adversely affect our business in ways that we cannot predict. During times of economic slowdown, our customers may reduce their capital expenditures and defer or cancel pending projects. Such developments occur even among customers that are not experiencing financial difficulties. Any economic downturn may adversely affect the demand for oil and gas generally or cause volatility in oil and gas commodity prices and, therefore, adversely affect the demand for our services to the oil and gas industry and related service and equipment. It could also adversely affect the demand for consumer products, which could in turn adversely affect our thermal solutions business. To the extent these factors adversely affect other seismic companies in the industry, there could be an oversupply of products and services and downward pressure on pricing for seismic products and services, which could adversely affect us. Additionally, bankruptcies or financial difficulties among our customers could reduce our cash flows and adversely impact our liquidity and profitability.

Global capital and credit market issues could negatively affect our liquidity and increase our costs of borrowing.

United States and global credit markets have recently experienced significant dislocations and liquidity disruptions which have caused the spreads on prospective debt refinancings to widen considerably. These circumstances materially impacted liquidity in the debt markets, making financing terms for borrowers less attractive, and in certain cases have resulted in the unavailability of certain types of debt financing. Events affecting the credit markets have also had an adverse effect on other financial markets in the United States, which may make it more difficult or costly in the future for us to borrow additional funds. Our business could also be negatively impacted if our suppliers or customers experience disruptions resulting from tighter capital and credit markets or a slowdown in the general economy. Any of these risks could increase our interest expense, or impair our ability to fund our operations or expand our business, which could have a material adverse effect on our financial results.

We have a minimal disaster recovery program at the Pinemont facility

Due to its proximity to the Texas Gulf Coast, our Pinemont facility is annually subject to the threat of hurricanes, and the aftermath that follows. Hurricanes may cause, among other types of damage, the loss of electrical power for extended periods of time. If we lost electrical power at the Pinemont facility, or if a fire or other natural disaster occurred, we would be unable to continue our manufacturing operations during the power outage because we do not own a generator or any other back-up power source large enough to provide for our manufacturing power consumption needs. We have a backup generator to provide power for our information technology operations. Although we store our back-up data offsite, we do not maintain an alternative facility to run our information technology operations. Additionally, we do not have an alternative manufacturing or operating location in the United States. A significant disruption in our manufacturing and information technology operations could materially and adversely affect our business operations during an extended period of a power outage, fire or other natural disaster.

The credit agreement of our subsidiaries imposes restrictions on our business

Several of our subsidiaries are borrowers under a credit agreement with a bank. The credit agreement contains covenants and requires maintenance of certain financial ratios and tests, which impose restrictions on our business and on the business of our borrower-subsidiaries. We currently believe that the most restrictive covenant in the credit agreement is the consolidated cash flow coverage ratio. Our ability to comply with these restrictions may be affected by events beyond our control, including, but not limited to, prevailing economic, financial and industry conditions and continuing declines in our sales of products. The breach of any of these covenants or restrictions, as well as any failure to make a payment of interest or principal when due, could result in a default under the credit agreement. Such a default would permit our lender to declare amounts borrowed from it to be due and payable, together with accrued and unpaid interest, and the ability to borrow under the credit agreement could be terminated. If we are unable to repay debt to our lender, the lender could proceed against the collateral securing that debt. While we intend to seek alternative sources of cash in such a situation, there is no guarantee that any alternative cash source would be available, or would be available on terms favorable to us.

After this offering, we will continue to have a relatively small public float and our stock price may be volatile.

Before the sale of shares offered under this prospectus, we had approximately 4.7 million shares outstanding held by non-affiliates. Assuming the sale by the selling stockholder of all of its shares in the company offered under this prospectus, we would still only have approximately 6 million shares held by non-affiliates. Our small float has resulted in, and we expect that it will continue to result in, a relatively illiquid market for our common stock. Our daily trading volume for the year ended September 30, 2011 averaged approximately 55,000 shares. While we believe that our average daily trading volume may increase following the sale by the selling stockholder of its shares in the company offered under this prospectus, we do not expect that any such increase will significantly increase the liquidity of the market for our shares. Our small float and daily trading volumes have in the past caused, and could in the future result in, greater volatility of our stock price.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements concerning our future results and performance and other matters that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by those forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “budget,” “forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology.

Examples of other forward-looking statements contained in this prospectus, including statements incorporated by reference in this prospectus, include statements regarding:

•	our expected revenues, operating profit and net income;

•	future growth rates and margins for certain of our products and services;

•	our future acquisitions and levels of capital expenditures;

•	the adequacy of our future liquidity and capital resources;

•	expectations of successfully marketing our products and services to our customers;

•	anticipated timing and success of commercialization;

•	capabilities of products and services under development;

•	future demand for seismic and thermal imaging equipment and services;

•	future seismic and thermal imaging industry fundamentals;

•	future oil and gas commodity prices;

•	future worldwide economic conditions;

•	our expectations regarding future mix of business and future asset recoveries;

•	our expectations regarding realization of deferred tax assets;

•	our beliefs regarding accounting estimates we make;

•	the result of pending or threatened disputes and other contingencies; and

•	proposed strategic alliances.

These forward-looking statements reflect our best judgment about future events and trends based on the information currently available to us. Our results of operations can be affected by the assumptions we make or by risks and uncertainties known or unknown to us, including those described under “Risk Factors.” Therefore, we cannot guarantee the accuracy of the forward-looking statements. Actual events and results of operations may vary materially from our current expectations and assumptions.

USE OF PROCEEDS

All of the shares of our common stock being offered pursuant to this prospectus are being offered by the selling stockholder. We will not receive any proceeds from the sale of those shares. We have been advised by the selling stockholder that it may use the proceeds received from any sales of the offered shares, among other things, to invest in the growth and expansion of affiliated companies, make one or more distributions to its parent company, OYO Corporation, or apply the proceeds for other general corporate purposes.

SELLING STOCKHOLDER

All 1,290,950 of the shares of common stock covered by this prospectus are owned by our largest stockholder, OYO Corporation U.S.A., which is referred to in this offering memorandum as the “selling stockholder.”

Prior to our initial public offering in 1997, we were a wholly-owned subsidiary of OYO Corporation, a Japanese corporation, through its wholly owned subsidiary OYO Corporation U.S.A. From 1997 until 2005, OYO Corporation U.S.A. owned 2,850,000 shares of our common stock, which represented approximately 51% of our then-outstanding shares of common stock. In 2005, OYO Corporation U.S.A. offered and sold 1,250,000 shares of our common stock thereby reducing its ownership to 1,600,000 shares. Subsequent sales from time to time since 2005 have reduced the selling stockholder’s ownership of our common stock to 1,290,950 shares, or approximately 20.3% of our issued and outstanding shares of common stock as of October 31, 2011. Assuming that the selling stockholder sells all of the shares of common stock to be offered under this prospectus, it will no longer hold any shares of our common stock.

This prospectus also covers any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

Mr. Takashi Kanemori, a member of our board of directors since 2009, has been a director of OYO Corporation since 2007 and a senior executive officer of OYO Corporation since 2009. Mr. Kanemori also holds positions as an officer in a number of OYO Corporation’s subsidiaries, including president of OYO Corporation U.S.A. Mr. Kanemori previously served as the president of OYO RMS Corporation, an affiliate of OYO Corporation, from 2001 through the end of March 2009.

Mr. Charles H. Still, a member of our board of directors since November 1997, is the Secretary of OYO Corporation U.S.A. and also serves in that position with respect to other subsidiaries of OYO Corporation U.S.A. As secretary, however, Mr. Still is not an executive officer of these entities. Further, Mr. Still’s limited activities in this role are, and always have been, solely administrative and clerical and do not involve, and have not involved, any policy-making functions or activities as would the functions of an officer.

Pursuant to a Master Sales Agreement that we entered into with OYO Corporation on October 23, 2007, and subsequently amended thereafter from time to time, we and OYO Corporation purchase products from one another at scheduled discounts of between 5% and 15% off the seller’s list prices. In addition, OYO Corporation purchases some printhead-related products from other Japanese corporations and then resells those products to us. For its service and assistance in these transactions, OYO Corporation typically marks up its cost by 10% or less. The Master Sales Agreement is terminable by us or OYO Corporation upon 15 days’ notice. We believe that by purchasing these printhead-related products through OYO Corporation, we receive a more favorable price than we could if we were to negotiate directly for such purchases. In fiscal year 2010, we sold approximately $0.8 million of products to OYO Corporation and its affiliates (other than us and our subsidiaries) and we purchased approximately $0.1 million of products from OYO Corporation and its affiliates (other than us and our subsidiaries) (including the products covered by the Master Sales Agreement).

PLAN OF DISTRIBUTION

All shares of common stock being offered under this prospectus are being offered on behalf of the selling stockholder.

The shares offered by this prospectus may be sold from time to time by or for the account of the selling stockholder pursuant to this prospectus or pursuant to Rule 144 under the Securities Act. Sales of shares pursuant to this prospectus may be made on NASDAQ, in the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the selling stockholder). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

The shares may be sold by any one or more of the following methods:

•	through a firm commitment or best efforts underwriting,

•

through a block trade (which may involve crosses) in which the seller’s broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	through purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus,

•	through exchange distributions and/or secondary distributions in accordance with the rules of NASDAQ,

•	through ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	through privately negotiated transactions,

•	through put or call option transactions,

•	through short sales, or

•	through any other method permitted by applicable law.

At the time a particular offer of shares is made, to the extent required by applicable law, we will add a supplement to this prospectus to disclose the following information about any particular offering:

•	the number of shares to be sold,

•	the name or names of any underwriters, agents or broker-dealers making a sale of shares,

•	the purchase price, and

•	any applicable commissions or discounts or other similar amounts.

Any selling agents, underwriter or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholder, from purchasers of shares for whom they act as agents, or from both sources. That compensation may be in excess of customary commissions.

The selling stockholder and any broker-dealers, agents and underwriters that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with the sales. Any commissions, and any profit on the resale of shares, received by the selling stockholder and any such broker-dealers, agents or underwriters may be deemed to be underwriting discounts and commissions. We have been advised by the selling stockholder that it has not, as of the date of this prospectus, entered into any binding agreement with any agent, broker, dealer or underwriter for the sale of the shares, but understand that the selling stockholder has had conversations with representatives of securities firms contemplating a possible firm commitment underwriting for all or a portion of the shares covered by this prospectus. To the extent required, the names of the specific underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling stockholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

The selling stockholder will pay all costs and expenses incurred in connection with the registration and offering of the shares under this prospectus. The selling stockholder will also be responsible for any commissions, underwriting discounts or similar charges on the sale of shares under this prospectus.

DESCRIPTION OF CAPITAL STOCK TO BE REGISTERED

The class of securities offered under this prospectus is our common stock, which has been registered pursuant to Section 12 of the Exchange Act.

DIVIDEND POLICY

Since our initial public offering in 1997, we have not paid dividends, and we do not intend to pay cash dividends on our common stock in the foreseeable future. We presently intend to retain our earnings for use in our business, with any future decision to pay cash dividends dependent upon our growth, profitability, financial condition and other factors our board of directors may deem relevant. Our existing credit agreement also has covenants that materially limit our ability to pay dividends. For a discussion of our credit agreement, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources” contained in our most recent Annual Report on Form 10-K.

LEGAL MATTERS

Fulbright & Jaworski L.L.P., Houston, Texas, has passed on certain legal matters with respect to the shares of common stock offered hereunder. Charles H. Still, Of Counsel to Fulbright & Jaworski L.L.P., is a director of the company. Any underwriters will be advised about other issues relating to any offering in which they participate by their own legal counsel.

EXPERTS

The consolidated financial statements of OYO Geospace Corporation and subsidiaries as of September 30, 2010 and 2009, and for each of the three fiscal years in the period ended September 30, 2010, and the effectiveness of OYO Geospace Corporation and its subsidiaries’ internal control over financial reporting as of September 30, 2010 incorporated herein by reference, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their reports thereon and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the shares being offered under this prospectus. This prospectus, which is included in the registration statement, does not contain all of the information in the registration statement. For further information regarding the company and our common stock, please see the registration statement and our other filings with the Securities and Exchange Commission, including our annual, quarterly and current reports and proxy statements, which you may read and copy at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our filings with the Securities and Exchange Commission are also available to the public on the Securities and Exchange Commission’s Internet website at http://www.sec.gov. Our Internet website address is http://www.oyogeospace.com.

We furnish holders of our common stock with annual reports containing financial statements audited by our independent auditors in accordance with generally accepted accounting principles following the end of each fiscal year. We file reports and other information with the Securities and Exchange Commission pursuant to the reporting requirements of the Exchange Act.

Our common stock is listed on NASDAQ and we are required to file reports, proxy statements and other information with NASDAQ. You may read any document we file with NASDAQ at the offices of The NASDAQ Stock Market, Inc. which is located at 9600 Blackwell Road, Rockville, MD 20850.

Descriptions in this prospectus of documents are intended to be summaries of the material, relevant portions of those documents, but may not be complete descriptions of those documents. For complete copies of those documents, please refer to the exhibits to the registration statement and other documents filed by us with the Securities and Exchange Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we have filed with the Securities and Exchange Commission, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the Securities and Exchange Commission after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below, including the exhibits thereto, and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the applicable offering under this prospectus and any applicable prospectus supplement is terminated, other than information furnished to the Securities and Exchange Commission under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for our fiscal year ended September 30, 2010, filed with the Securities and Exchange Commission on December 10, 2010.

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2010 filed with the Securities and Exchange Commission on February 4, 2011.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the Securities and Exchange Commission on May 6, 2011.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed with the Securities and Exchange Commission on August 5, 2011.

•	Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 4, 2011, March 1, 2011, March 8, 2011, and July 7, 2011.

•	The description of our common stock contained in our Registration Statement on Form 8-A12B, filed with the Securities and Exchange Commission on November 12, 1997.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than certain exhibits to such documents not specifically incorporated by reference). Requests for such copies should be directed to:

OYO Geospace Corporation

7007 Pinemont Drive

Houston, Texas 77040-6601

(713) 986-4444

Attention: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

An estimate of the fees and expenses in connection with the issuance and distribution of the securities registered under this registration statement hereby is as follows:

Securities and Exchange Commission registration fee	$11,826
Transfer Agent fees	5,000
Legal fees and expenses	150,000
Accounting fees and expenses	50,000
Printing and mailing expenses	25,000
Miscellaneous expenses	20,000
Total	$261,826

The selling stockholder will pay all of the costs and expenses incurred in connection with issuance and distribution of the securities registered under this registration statement.

Item 15.	Indemnification of Directors and Officers.

Our restated certificate of incorporation contains a provision that eliminates the personal liability of a director to the company and its stockholders for monetary damages for breach of his fiduciary duty as a director to the extent currently allowed under the General Corporation Law of the state of Delaware, or “DGCL.” If a director were to breach such duty in performing his duties as a director, neither the company nor its stockholders could recover monetary damages from the director, and the only course of action available to our stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors are limited to equitable remedies, the provision in our restated certificate of incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors for breach of their fiduciary duty. Additionally, equitable remedies may not be effective in many situations. If a stockholder’s only remedy is to enjoin the completion of our board of directors’ action, the remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the stockholders and the company would have no effective remedy against the directors. Under our restated certificate of incorporation, liability for monetary damages remains for (i) any breach of the duty of loyalty to the company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of our stock under Section 174 of the DGCL or (iv) any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation further provides that in the event the DGCL is amended to allow the further elimination or limitation of the liability of directors, then the liability of our directors shall be limited or eliminated to the fullest extent permitted by the amended DGCL.

Our restated certificate of incorporation obligates the company at all times to maintain the effectiveness of bylaw provisions providing for the mandatory indemnification of directors of the company to the maximum extent permitted by the DGCL. Under our bylaws, each person who is or was a director or officer of the company or a subsidiary of the company, or who serves or served any other enterprise or organization at the request of the company or a subsidiary of the company, shall be indemnified by the company to the full extent permitted by the DGCL.

The provisions of our restated certificate of incorporation summarized above may not be amended or repealed without the affirmative vote of 66 2/3% of the voting power of all shares of the company.

Under Delaware law, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him by reason of the fact that he is or was a director or officer of the company, or serves or served any other enterprise or organization at the request of the company, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action.

Under Delaware law, to the extent an indemnified person is not successful in defense of a third party civil suit or a criminal suit, or if such suit is settled, such person shall be indemnified against both (i) expenses, including attorneys’ fees, and (ii) judgments, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the company and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful, except that if such person is adjudged to be liable in such a suit for negligence or misconduct in the performance of his duty to the company, he cannot be made whole even for expenses unless the court determines that he is fully and reasonably entitled to indemnity for such expenses.

The company maintains insurance to protect officers and directors from certain liabilities, including liabilities against which the company cannot indemnify its directors and officers.

In addition to the foregoing, the company has entered into separate indemnification agreements with each of our directors. Pursuant to these agreements, the company has agreed to indemnify and hold each such director harmless to the fullest extent permitted by law, from any loss, damage or liability incurred in the course of his respective service as a director of the company. The amount paid by the company is reducible by the amount of insurance paid to or on behalf of such director with respect to any event giving rise to indemnification. Each director’s right to indemnification is to survive his respective death or termination as director.

The company’s bylaws provide for the indemnification of its officers and directors and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the DGCL. Such indemnification may be made even though directors and officers may otherwise be determined later not to be entitled to indemnification under other provisions by the bylaws.

The above discussion of the DGCL and of our restated certificate of incorporation and bylaws and form of director indemnity agreement is not intended to be exhaustive and is qualified in its entirety by such statute and our restated certificate of incorporation and bylaws and the form of director indemnity agreement.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the company pursuant to the foregoing provisions, the company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

The exhibits listed in the Exhibit Index are filed as part of this registration statement.

Exhibit Number	Description

**1.1	Form of Underwriting Agreement.

4.1	Specimen Certificate for shares of Common Stock (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 1997 (Registration No. 333-36727)).

4.2	Restated Certificate of Incorporation of OYO Geospace Corporation (incorporated by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 1997 (Registration No. 333-36727)).

Exhibit Number	Description

4.3	Restated Bylaws of OYO Geospace Corporation (incorporated by reference from Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 1997 (Registration No. 333-36727)).

4.4	Amendment No. 1 to OYO Geospace Corporation Amended and Restated Bylaws (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on August 3, 2007).

4.5	Form of Director Indemnity Agreement (incorporated by reference from Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 18, 1997 (Registration No. 333-36727))

*5.1	Opinion of Fulbright & Jaworski L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Fulbright & Jaworski L.L.P. (incorporated by reference from Exhibit 5.1).

*24.1	Power of Attorney (included in Signature Page).

*	Filed herewith
**	To be filed, if applicable, as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act or in a post-effective amendment to this registration statement

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 14, 2011.

OYO Geospace Corporation

By:

/s/ Gary D. Owens
Gary D. Owens Chairman of the Board, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary D. Owens and Thomas T. McEntire, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including any and all post-effective amendments) to this Registration Statement on Form S-3 and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gary D. Owens Gary D. Owens	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer), and Director	November 14, 2011

/s/ Thomas T. McEntire Thomas T. McEntire	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary	November 14, 2011

/s/ Michael J. Sheen Michael J. Sheen	Chief Technical Officer and Director	November 14, 2011

William H. Moody	Director	November 14, 2011

/s/ Takashi Kanemori Takashi Kanemori	Director	November 14, 2011

/s/ Richard C. White Richard C. White	Director	November 14, 2011

/s/ Thomas L. Davis Thomas L. Davis, PhD.	Director	November 14, 2011

/s/ Charles H. Still Charles H. Still	Director	November 14, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

**1.1	Form of Underwriting Agreement.

4.1	Specimen Certificate for shares of Common Stock (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 1997 (Registration No. 333-36727)).

4.2	Restated Certificate of Incorporation of OYO Geospace Corporation (incorporated by reference from Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 1997 (Registration No. 333-36727)).

4.3	Restated Bylaws of OYO Geospace Corporation (incorporated by reference from Exhibit 3.2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on September 30, 1997 (Registration No. 333-36727)).

4.4	Amendment No. 1 to OYO Geospace Corporation Amended and Restated Bylaws (incorporated by reference from Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on August 3, 2007).

4.5	Form of Director Indemnity Agreement (incorporated by reference from Exhibit 10.7 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 18, 1997 (Registration No. 333-36727))

*5.1	Opinion of Fulbright & Jaworski L.L.P.

*23.1	Consent of UHY LLP.

*23.2	Consent of Fulbright & Jaworski L.L.P. (incorporated by reference from Exhibit 5.1).

*24.1	Power of Attorney (included in Signature Page).

*	Filed herewith
**	To be filed, if applicable, as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Exchange Act or in a post-effective amendment to this registration statement